Artisan Partners Asset Management Inc. Reports 2Q22 Results
Milwaukee, WI - August 2, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and six months ended June 30, 2022, and declared a quarterly dividend.
Chief Executive Officer, Eric Colson, said, "Artisan Partners provides stability for our people, our clients and our shareholders. Knowing that markets change quickly, unexpectedly and sometimes dramatically, we have built our firm to operate consistently and predictably—through all environments. Our discipline and long-term approach are competitive advantages. We are a home for long-term investors who want to execute an investment process over market cycles. Over the long term, we add value for clients and generate healthy and growing returns for our shareholders.
"Since our founding in 1995, there have been 12 calendar quarters in which the broad indexes to which our strategies are compared have declined by 10% or more, including this past quarter. While not evenly distributed through time, these drawdowns occur on average approximately every two years. They happen—more frequently than many might think. On the way down, assets tend to sell off across the board, which creates opportunities for truly active managers. Historically, our teams have taken advantage, and our investment performance coming out of market dislocations has contributed meaningfully to the long-term results we have generated for clients.
"As a business, during periods of volatility and uncertainty, we remain consistent and manage our investments, operations and distribution with a long-term mindset. We invest through market drawdowns and periods of AUM and revenue decline. We are not managing for short-term profitability, but for investment performance and thoughtful long-term growth. We get there not by timing markets or distribution fads, but by methodically aligning talent, opportunity sets, resources, economics and long-term demand.
"Over the last four months, we have launched three strategies managed by our newest investment team, the EMsights Capital Group: Artisan Emerging Markets Debt Opportunities, Artisan Emerging Markets Local Opportunities, and Artisan Global Unconstrained. We have stayed on schedule regardless of the short-term market and demand environments.
"This is not the first time we have launched an investment team or strategy into a difficult environment to achieve a long-term outcome. To give just one prior example, we launched the Global Value strategy in the second half of 2007 in front of what turned out to be the Great Financial Crisis. The strategy declined 13% over its first three years of operations, but outperformed its benchmark by more than 15 percentage points during that time period. Today, the Global Value strategy has a 15-year track record, 289 basis points of average annual outperformance since inception, and approximately $22 billion in AUM.
"As with the EMsights Capital Group, we are excited about the long-term potential of the China Post-Venture and International Explorer strategies, both launched within the last two years with new investment talent. Today, twelve of our 25 investment strategies are five years old or less. We believe there is tremendous long-term alpha and capacity for growth embedded in these and our other strategies.
"We have always managed our business to absorb financial shocks and provide our people with time and resources to get to the other side. We have managed revenue declines due to market shocks; expense increases due to long-term investments that run through our income statement; and the profitability fluctuations resulting from both. This is nothing new for us. We have been here before. We will remain disciplined and confident in the outcomes that result from talented people operating in a stable, long-term environment."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$130.5	$159.6	$175.2	$130.5	$175.2
Average	143.9	162.2	170.5	153.0	166.7

Consolidated Financial Results (GAAP)
Revenues	$251.4	$281.6	$304.9	$533.0	$595.6
Operating income	88.4	107.0	137.8	195.4	259.6
Operating margin	35.2%	38.0%	45.2%	36.7%	43.6%
Net income attributable to Artisan Partners Asset Management Inc.	$44.3	$65.4	$88.2	$109.7	$165.5
Basic earnings per share	0.62	0.90	1.33	1.52	2.54
Diluted earnings per share	0.62	0.90	1.33	1.52	2.54

Adjusted[1] Financial Results
Adjusted operating income	$86.5	$106.1	$138.0	$192.6	$259.8
Adjusted operating margin	34.4%	37.7%	45.3%	36.1%	43.6%
Adjusted EBITDA[2]	$88.5	$107.9	$139.8	$196.4	$263.3
Adjusted net income	63.2	78.0	101.9	141.2	191.7
Adjusted net income per adjusted share	0.79	0.98	1.28	1.76	2.41

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1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

June 2022 Quarter Compared to March 2022 Quarter
AUM declined to $130.5 billion at June 30, 2022, a decrease of $29.1 billion, or 18%, compared to $159.6 billion at March 31, 2022, primarily due to global market declines and $4.2 billion of net client cash outflows. For the quarter, average AUM decreased 11% to $143.9 billion from $162.2 billion in the March 2022 quarter.
Revenues of $251.4 million in the June 2022 quarter decreased $30.2 million, or 11%, from $281.6 million in the March 2022 quarter, primarily due to lower average AUM.
Operating expenses of $163.0 million in the June 2022 quarter decreased $11.6 million, or 7%, from $174.6 million in the March 2022 quarter, primarily due to a decline in incentive compensation expense as a result of lower revenues, and lower seasonal expenses, which include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation. The decreases were partially offset by an increase in travel expense. The June 2022 quarter had the highest level of travel expense since the December 2019 quarter.
GAAP operating margin was 35.2% in the June 2022 quarter, compared to 38.0% in the March 2022 quarter. Adjusted operating margin was 34.4% in the June 2022 quarter, compared to 37.7% in the March 2022 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gain (loss) of consolidated investment products and certain other net investment gain (loss). Investment losses, which include losses attributable to third party shareholders of consolidated investment products, were $25.3 million in the June 2022 quarter, compared to losses of $3.6 million in the March 2022 quarter. Artisan Partners' portion of investment losses was $17.8 million in the June 2022 quarter, compared to losses of $5.1 million in the March 2022 quarter.
GAAP net income was $44.3 million, or $0.62 per basic and diluted share, in the June 2022 quarter, compared to GAAP net income of $65.4 million, or $0.90 per basic and diluted share in the March 2022 quarter. Adjusted net income was $63.2 million, or $0.79 per adjusted share, in the June 2022 quarter, compared to adjusted net income of $78.0 million, or $0.98 per adjusted share, in the March 2022 quarter.

June 2022 Quarter Compared to June 2021 Quarter
AUM at June 30, 2022 was $130.5 billion, down from $175.2 billion at June 30, 2021. The change in AUM over the one-year period was primarily due to global market declines, $4.3 billion of net client cash outflows, and $2.3 billion of Artisan Funds' capital gains distributions not reinvested. Average AUM for the June 2022 quarter was $143.9 billion, 16% lower than average AUM for the June 2021 quarter.
Revenues of $251.4 million in the June 2022 quarter decreased $53.5 million, or 18%, from $304.9 million in the June 2021 quarter, primarily due to lower average AUM.
Operating expenses of $163.0 million in the June 2022 quarter decreased $4.1 million, or 2%, from $167.1 million in the June 2021 quarter, due to a decline in incentive compensation expense as a result of lower revenues, partially offset by increased travel, occupancy, and technology costs and higher fixed compensation costs reflecting annual merit increases and the hiring of additional associates (including the EMsights Capital Group).
GAAP operating margin was 35.2% in the June 2022 quarter, compared to 45.2% in the June 2021 quarter. Adjusted operating margin was 34.4% in the June 2022 quarter, compared to 45.3% in the June 2021 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gain (loss) of consolidated investment products and certain other net investment gain (loss). Investment losses, which include losses attributable to third party shareholders of consolidated investment products, were $25.3 million in the June 2022 quarter, compared to gains of $12.3 million in the June 2021 quarter. Artisan Partners' portion of investment losses was $17.8 million in the June 2022 quarter, compared to gains of $7.2 million in the June 2021 quarter.
GAAP net income was $44.3 million, or $0.62 per basic and diluted share, in the June 2022 quarter, compared to GAAP net income of $88.2 million, or $1.33 per basic and diluted share, in the June 2021 quarter. Adjusted net income was $63.2 million, or $0.79 per adjusted share, in the June 2022 quarter, compared to adjusted net income of $101.9 million, or $1.28 per adjusted share, in the June 2021 quarter.

Six Months Ended June 2022 Compared to Six Months Ended June 2021
AUM declined to $130.5 billion at June 30, 2022, down 26% compared to $175.2 billion at June 30, 2021. Average AUM for the June 2022 six-month period was $153.0 billion, 8% lower than average AUM of $166.7 billion for the June 2021 six-month period.
Revenues of $533.0 million for the six months ended June 2022 decreased $62.6 million, or 11%, from $595.6 million for the six months ended June 2021, primarily due to lower average AUM and a decrease in performance fee revenue.
Operating expenses of $337.6 million for the six months ended June 2022 increased $1.6 million, less than 1%, from $336.0 million for the six months ended June 2021, primarily due to increased travel, occupancy and technology costs and higher fixed compensation costs reflecting annual merit increases and the hiring of additional associates (including the EMsights Capital Group). The increases were mostly offset by a decline in incentive compensation expense as a result of lower revenues.
Operating margin was 36.7% for the six months ended June 2022, compared to 43.6% for the six months ended June 2021. Adjusted operating margin was 36.1% for the six months ended June 2022, compared to 43.6% for the six months ended June 2021.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gain (loss) of consolidated investment products and other net investment gain (loss). Investment losses, which include losses attributable to third party shareholders of consolidated investment products, were $28.9 million for the six months ended June 2022, compared to gains of $19.4 million for the six months ended June 2021. Artisan Partners' portion of investment losses was $22.9 million for the six months ended June 2022, compared to gains of $10.5 million for the six months ended June 2021.
GAAP net income was $109.7 million, or $1.52 per basic and diluted share, for the six months ended June 2022, compared to net income of $165.5 million, or $2.54 per basic and diluted share, for the six months ended June 2021. Adjusted net income was $141.2 million, or $1.76 per adjusted share, for the six months ended June 2022, compared to adjusted net income of $191.7 million, or $2.41 per adjusted share, for the six months ended June 2021.

Capital Management & Balance Sheet
Cash and cash equivalents were $150.7 million at June 30, 2022, compared to $189.2 million at December 31, 2021. The Company paid a variable quarterly dividend of $0.76 per share of Class A common stock during the June 2022 quarter. The Company had total borrowings of $200.0 million at June 30, 2022 and December 31, 2021.
During the June 2022 quarter, limited partners of Artisan Partners Holdings exchanged 25,500 common units for 25,500 Class A common shares. The exchange increased the Company’s public float of Class A common stock by 25,500 shares.
Total stockholders’ equity was $243.3 million at June 30, 2022, compared to $296.0 million at December 31, 2021. The Company had 67.4 million Class A common shares outstanding at June 30, 2022. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.4X at June 30, 2022.

Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.60 per share of Class A common stock with respect to the June 2022 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the June 2022 quarter and will be paid on August 31, 2022, to shareholders of record as of the close of business on August 17, 2022. Based on our projections and subject to change, we expect some portion of the 2022 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on August 3, 2022 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10167781. A replay of the call will be available until August 10, 2022 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 1233532. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation, the long-term impact of the COVID-19 pandemic, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 22, 2022, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts for which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan Partners' definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan Partners' fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan Partners' strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which reflects an estimate of the amount in dollars by which our investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. Prior to the June 2021 quarter, the Credit Opportunities strategy, which is benchmark agnostic, used the ICE BofA U.S. High Yield Master II Total Return Index. Since that time, the Credit Opportunities strategy has used the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index, which is the market index used by the Company’s management to evaluate the performance of the strategy.

In these materials, we examine investment performance during and subsequent to periods in which the benchmarks corresponding to each of our investment strategies declined by 10% or more. For this purpose, we aggregate the returns of the benchmarks that correspond to each of the Artisan strategies in existence during the period and asset-weight each benchmark's return to the corresponding strategy's AUM to create a benchmark conglomerate. This calculation represents declines in the broad-based markets to which Artisan's strategies have historically been exposed. However, the makeup of the benchmark conglomerate changes over time due to changes in the strategies and benchmarks included, and fluctuations in the amount of assets under management in each strategy. As a result, this calculation is subjective and will vary from other methods used to determine market declines.
Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA U.S. High Yield Master II Total Return Index; Credit Opportunities Strategy-ICE BofA US Dollar LIBOR 3-month Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; Artisan International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-month Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$156.6	$175.5	$188.7	$332.1	$365.4
Separate accounts and other	94.7	105.9	112.1	200.6	219.4
Performance fees	0.1	0.2	4.1	0.3	10.8
Total revenues	251.4	281.6	304.9	533.0	595.6

Operating expenses
Compensation and benefits	127.4	139.9	138.0	267.3	277.5
Distribution, servicing and marketing	6.3	7.1	7.9	13.4	15.5
Occupancy	6.7	6.6	5.5	13.3	10.7
Communication and technology	12.1	11.8	10.5	23.9	20.3
General and administrative	10.5	9.2	5.2	19.7	12.0
Total operating expenses	163.0	174.6	167.1	337.6	336.0
Operating income	88.4	107.0	137.8	195.4	259.6
Interest expense	(2.7)	(2.7)	(2.7)	(5.4)	(5.4)
Net gain (loss) on the tax receivable agreements	—	0.5	—	0.5	—
Net investment gain (loss) of consolidated investment products	(11.9)	1.2	8.4	(10.7)	15.3
Other net investment gain (loss)	(13.4)	(4.8)	3.9	(18.2)	4.1
Total non-operating income (expense)	(28.0)	(5.8)	9.6	(33.8)	14.0
Income before income taxes	60.4	101.2	147.4	161.6	273.6
Provision for income taxes	13.2	18.8	28.5	32.0	50.1
Net income before noncontrolling interests	47.2	82.4	118.9	129.6	223.5
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	10.6	15.6	25.7	26.2	49.3
Less: Net income attributable to noncontrolling interests - consolidated investment products	(7.7)	1.4	5.0	(6.3)	8.7
Net income attributable to Artisan Partners Asset Management Inc.	$44.3	$65.4	$88.2	$109.7	$165.5

Basic earnings per share - Class A common shares	$0.62	$0.90	$1.33	$1.52	$2.54
Diluted earnings per share - Class A common shares	$0.62	$0.90	$1.33	$1.52	$2.54

Average shares outstanding
Class A common shares	62.3	62.0	59.8	62.2	59.3
Unvested restricted share-based awards	5.7	5.4	5.6	5.5	5.5
Total average shares outstanding	68.0	67.4	65.4	67.7	64.8

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$44.3	$65.4	$88.2	$109.7	$165.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	10.6	15.6	25.7	26.2	49.3
Add back: Provision for income taxes	13.2	18.8	28.5	32.0	50.1
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.9)	(0.9)	0.2	(2.8)	0.2
Add back: Net (gain) loss on the tax receivable agreements	—	(0.5)	—	(0.5)	—
Add back: Net investment (gain) loss of investment products attributable to APAM	17.8	5.1	(7.2)	22.9	(10.5)
Less: Adjusted provision for income taxes	20.8	25.5	33.5	46.3	62.9
Adjusted net income (Non-GAAP)	$63.2	$78.0	$101.9	$141.2	$191.7

Average shares outstanding
Class A common shares	62.3	62.0	59.8	62.2	59.3

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.8	5.5	5.6	5.6	5.5
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	12.2	12.3	14.3	12.3	14.6
Adjusted shares	80.3	79.8	79.7	80.1	79.4

Basic earnings per share (GAAP)	$0.62	$0.90	$1.33	$1.52	$2.54
Diluted earnings per share (GAAP)	$0.62	$0.90	$1.33	$1.52	$2.54
Adjusted net income per adjusted share (Non-GAAP)	$0.79	$0.98	$1.28	$1.76	$2.41

Operating income (GAAP)	$88.4	$107.0	$137.8	$195.4	$259.6
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.9)	(0.9)	0.2	(2.8)	0.2
Adjusted operating income (Non-GAAP)	$86.5	$106.1	$138.0	$192.6	$259.8

Operating margin (GAAP)	35.2%	38.0%	45.2%	36.7%	43.6%
Adjusted operating margin (Non-GAAP)	34.4%	37.7%	45.3%	36.1%	43.6%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$44.3	$65.4	$88.2	$109.7	$165.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	10.6	15.6	25.7	26.2	49.3
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.9)	(0.9)	0.2	(2.8)	0.2
Add back: Net (gain) loss on the tax receivable agreements	—	(0.5)	—	(0.5)	—
Add back: Net investment (gain) loss of investment products attributable to APAM	17.8	5.1	(7.2)	22.9	(10.5)
Add back: Interest expense	2.7	2.7	2.7	5.4	5.4
Add back: Provision for income taxes	13.2	18.8	28.5	32.0	50.1
Add back: Depreciation and amortization	1.8	1.7	1.7	3.5	3.3
Adjusted EBITDA (Non-GAAP)	$88.5	$107.9	$139.8	$196.4	$263.3

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	June 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$150.7	$189.2
Accounts receivable	126.2	115.9
Investment securities	83.2	47.9
Deferred tax assets	485.0	497.9
Assets of consolidated investment products	276.3	212.3
Operating lease assets	104.1	88.6
Other	67.7	56.2
Total assets	$1,293.2	$1,208.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$127.0	$36.6
Borrowings	199.6	199.4
Operating lease liabilities	118.6	100.3
Amounts payable under tax receivable agreements	401.0	425.4
Liabilities of consolidated investment products	76.6	39.3
Total liabilities	922.8	801.0

Redeemable noncontrolling interests	127.1	111.0
Total stockholders’ equity	243.3	296.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,293.2	$1,208.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021

Beginning assets under management	$159,621	$174,754	$162,883	(8.7)%	(2.0)%
Gross client cash inflows	6,618	8,881	8,765	(25.5)%	(24.5)%
Gross client cash outflows	(10,865)	(8,182)	(7,716)	(32.8)%	(40.8)%
Net client cash flows	(4,247)	699	1,049	(707.6)%	(504.9)%
Artisan Funds' distributions not reinvested[1]	(44)	(44)	(38)	—%	(15.8)%
Investment returns and other	(24,783)	(15,788)	11,320	(57.0)%	(318.9)%
Ending assets under management	$130,547	$159,621	$175,214	(18.2)%	(25.5)%
Average assets under management	$143,923	$162,155	$170,489	(11.2)%	(15.6)%

	For the Six Months Ended			% Change from
	June 30,	June 30,		June 30,
	2022	2021		2021

Beginning assets under management	$174,754	$157,776		10.8%
Gross client cash inflows	15,499	18,872		(17.9)%
Gross client cash outflows	(19,047)	(16,420)		(16.0)%
Net client cash flows	(3,548)	2,452		(244.7)%
Artisan Funds' distributions not reinvested[1]	(89)	(75)		(18.7)%
Investment returns and other	(40,570)	15,061		(369.4)%
Ending assets under management	$130,547	$175,214		(25.5)%
Average assets under management	$152,953	$166,740		(8.3)%

1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
June 30, 2022
Beginning assets under management	$44,608	$28,250	$7,886	$32,581	$26,073	$1,026	$8,067	$6,197	$4,923	$10	$159,621	$76,848	$82,773	$159,621
Gross client cash inflows	1,141	1,127	134	1,982	660	144	633	497	276	24	6,618	4,913	1,705	6,618
Gross client cash outflows	(2,367)	(3,716)	(201)	(1,586)	(772)	(28)	(829)	(1,029)	(337)	—	(10,865)	(7,047)	(3,818)	(10,865)
Net client cash flows	(1,226)	(2,589)	(67)	396	(112)	116	(196)	(532)	(61)	24	(4,247)	(2,134)	(2,113)	(4,247)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(44)	—	—	—	(44)	(44)	—	(44)
Investment returns and other[3]	(9,418)	(4,018)	(1,044)	(3,586)	(3,571)	(139)	(742)	(1,529)	(736)	—	(24,783)	(11,613)	(13,170)	(24,783)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(24)	24	—
Ending assets under management	$33,964	$21,643	$6,775	$29,391	$22,390	$1,003	$7,085	$4,136	$4,126	$34	$130,547	$63,033	$67,514	$130,547
Average assets under management	$37,982	$24,891	$7,413	$31,168	$24,348	$1,032	$7,657	$4,960	$4,441	$31	$143,923	$69,357	$74,566	$143,923

March 31, 2022
Beginning assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Gross client cash inflows	1,871	1,129	251	2,667	910	72	766	699	506	10	8,881	6,370	2,511	8,881
Gross client cash outflows	(2,085)	(1,709)	(317)	(1,027)	(990)	(43)	(685)	(1,044)	(282)	—	(8,182)	(6,189)	(1,993)	(8,182)
Net client cash flows	(214)	(580)	(66)	1,640	(80)	29	81	(345)	224	10	699	181	518	699
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(44)	—	—	—	(44)	(44)	—	(44)
Investment returns and other[3]	(7,612)	(4,168)	(101)	(875)	(591)	(176)	(127)	(1,560)	(578)	—	(15,788)	(7,612)	(8,176)	(15,788)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(40)	40	—
Ending assets under management	$44,608	$28,250	$7,886	$32,581	$26,073	$1,026	$8,067	$6,197	$4,923	$10	$159,621	$76,848	$82,773	$159,621
Average assets under management[4]	$45,274	$29,577	$7,875	$32,209	$26,411	$1,094	$8,133	$6,699	$4,880	$10	$162,155	$78,442	$83,713	$162,155

June 30, 2021
Beginning assets under management	$50,464	$32,326	$7,713	$27,013	$24,468	$735	$7,010	$9,255	$3,899	$—	$162,883	$78,789	$84,094	$162,883
Gross client cash inflows	2,042	1,146	99	1,729	1,666	210	904	718	251	—	8,765	5,666	3,099	8,765
Gross client cash outflows	(3,426)	(1,449)	(323)	(750)	(839)	(10)	(277)	(554)	(88)	—	(7,716)	(4,005)	(3,711)	(7,716)
Net client cash flows	(1,384)	(303)	(224)	979	827	200	627	164	163	—	1,049	1,661	(612)	1,049
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(38)	—	—	—	(38)	(38)	—	(38)
Investment returns and other[3]	4,437	2,143	440	1,728	1,220	63	186	895	208	—	11,320	5,316	6,004	11,320
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(41)	41	—
Ending assets under management	$53,517	$34,166	$7,929	$29,720	$26,515	$998	$7,785	$10,314	$4,270	$—	$175,214	$85,687	$89,527	$175,214
Average assets under management	$51,705	$33,931	$7,982	$28,921	$25,917	$865	$7,317	$9,700	$4,151	$—	$170,489	$82,931	$87,558	$170,489

______________________________________

1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of June 30, 2022, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $85 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
4 For the EMsights Capital Group, average assets under management is for March 31, 2022, when the team began investment operations.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Six Months Ended	By Investment Team											By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
June 30, 2022
Beginning assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Gross client cash inflows	3,012	2,256	385	4,649	1,570	216	1,399	1,196	782	34	$15,499	11,284	4,215	15,499
Gross client cash outflows	(4,452)	(5,425)	(518)	(2,613)	(1,762)	(71)	(1,514)	(2,073)	(619)	—	(19,047)	(13,236)	(5,811)	(19,047)
Net client cash flows	(1,440)	(3,169)	(133)	2,036	(192)	145	(115)	(877)	163	34	$(3,548)	(1,952)	(1,596)	(3,548)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(89)	—	—	—	$(89)	(89)	—	(89)
Investment returns and other	(17,030)	(8,186)	(1,145)	(4,461)	(4,162)	(315)	(868)	(3,089)	(1,314)	—	$(40,570)	(19,224)	(21,346)	(40,570)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(65)	65	—
Ending assets under management	$33,964	$21,643	$6,775	$29,391	$22,390	$1,003	$7,085	$4,136	$4,126	$34	$130,547	$63,033	$67,514	$130,547
Average assets under management[4]	$41,592	$27,216	$7,641	$31,681	$25,370	$1,063	$7,893	$5,823	$4,658	$31	$152,953	$73,858	$79,095	$152,953

June 30, 2021
Beginning assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	—	$157,776	$74,746	$83,030	$157,776
Gross client cash inflows	4,199	2,670	189	4,047	2,896	281	1,824	2,078	688	—	$18,872	13,267	5,605	18,872
Gross client cash outflows	(6,549)	(2,646)	(768)	(2,264)	(2,122)	(26)	(638)	(1,232)	(175)	—	(16,420)	(9,026)	(7,394)	(16,420)
Net client cash flows	(2,350)	24	(579)	1,783	774	255	1,186	846	513	—	$2,452	4,241	(1,789)	2,452
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(75)	—	—	—	$(75)	(75)	—	(75)
Investment returns and other	3,182	2,086	1,359	3,814	3,324	64	336	615	281	—	$15,061	6,853	8,208	15,061
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(78)	78	—
Ending assets under management	$53,517	$34,166	$7,929	$29,720	$26,515	$998	$7,785	$10,314	$4,270	—	$175,214	$85,687	$89,527	$175,214
Average assets under management	$52,384	$33,245	$7,705	$27,392	$24,540	$805	$7,029	$9,674	$3,966	—	$166,740	$80,644	$86,096	$166,740

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of June 30, 2022, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $85 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
4 For the EMsights Capital Group, average assets under management is for the period beginning March 31, 2022, when the team began investment operations.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of June 30, 2022
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$18,164	(25.91)%	7.50%	9.41%	12.38%	10.14%	490
MSCI All Country World Index			(15.75)%	6.20%	7.00%	8.75%	5.24%
Global Discovery Strategy	9/1/2017	$1,625	(26.72)%	8.73%	---	---	12.19%	563
MSCI All Country World Index			(15.75)%	6.20%	---	---	6.56%
U.S. Mid-Cap Growth Strategy	4/1/1997	$11,106	(32.10)%	6.86%	10.98%	12.48%	14.33%	544
Russell Midcap® Index			(17.30)%	6.59%	7.96%	11.28%	9.84%
Russell Midcap® Growth Index			(29.57)%	4.25%	8.88%	11.50%	8.89%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,069	(40.13)%	1.48%	9.51%	11.88%	10.17%	304
Russell 2000® Index			(25.20)%	4.21%	5.16%	9.35%	8.57%
Russell 2000® Growth Index			(33.43)%	1.40%	4.80%	9.29%	7.13%
Global Equity Team
Global Equity Strategy	4/1/2010	$624	(28.66)%	2.65%	8.50%	11.00%	10.54%	286
MSCI All Country World Index			(15.75)%	6.20%	7.00%	8.75%	7.68%
Non-U.S. Growth Strategy	1/1/1996	$14,243	(21.62)%	(0.38)%	3.41%	6.30%	8.96%	467
MSCI EAFE Index			(17.77)%	1.07%	2.20%	5.39%	4.29%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$6,575	(28.35)%	4.83%	---	---	10.75%	603
MSCI All Country World Index Ex USA Small Mid Cap			(22.41)%	1.43%	---	---	4.72%
China Post-Venture Strategy	4/1/2021	$201	(34.13)%	---	---	---	(21.02)%	118
MSCI China SMID Cap Index			(30.67)%	---	---	---	(22.20)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$3,640	(10.32)%	9.76%	8.41%	10.51%	8.45%	114
Russell 1000® Index			(13.04)%	10.16%	11.00%	12.81%	9.21%
Russell 1000® Value Index			(6.82)%	6.86%	7.16%	10.49%	7.31%
U.S. Mid-Cap Value Strategy	4/1/1999	$3,126	(9.22)%	7.10%	6.65%	9.61%	11.91%	269
Russell Midcap® Index			(17.30)%	6.59%	7.96%	11.28%	9.05%
Russell Midcap® Value Index			(10.00)%	6.70%	6.27%	10.61%	9.22%
Value Income Strategy	3/1/2022	$9	---	---	---	---	(10.42)%	257
S&P 500 Market Index			---	---	---	---	(12.99)%
International Value Team
International Value Strategy	7/1/2002	$29,351	(11.19)%	7.21%	5.79%	9.63%	11.01%	574
MSCI EAFE Index			(17.77)%	1.07%	2.20%	5.39%	5.27%
International Explorer Strategy	11/1/2020	$40	(12.93)%	---	---	---	16.94%	1,336
MSCI All Country World Index Ex USA Small Cap (Net)			(22.45)%	---	---	---	3.58%
Global Value Team
Global Value Strategy	7/1/2007	$22,041	(14.10)%	4.86%	5.37%	9.82%	7.68%	289
MSCI All Country World Index			(15.75)%	6.20%	7.00%	8.75%	4.79%
Select Equity Strategy	3/1/2020	$349	(16.93)%	---	---	---	7.42%	(556)
S&P 500 Market Index			(10.62)%	---	---	---	12.98%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$1,003	(31.75)%	(0.52)%	2.40%	4.16%	4.61%	34
MSCI Emerging Markets Index			(25.28)%	0.57%	2.18%	3.06%	4.27%
Credit Team
High Income Strategy	4/1/2014	$6,906	(8.82)%	3.84%	4.75%	---	6.00%	288
ICE BofA US High Yield Master II Total Return Index			(12.66)%	(0.04)%	1.95%	---	3.12%
Credit Opportunities Strategy	7/1/2017	$132	2.26%	15.80%	---	---	12.44%	1,114
ICE BofA US Dollar LIBOR 3-month Constant Maturity			0.05%	0.80%	---	---	1.30%
Floating Rate Strategy	1/1/2022	$47	---	---	---	---	(4.49)%	(4)
Credit Suisse Leveraged Loan Total Return Index			---	---	---	---	(4.45)%
Developing World Team
Developing World Strategy	7/1/2015	$4,136	(48.02)%	3.76%	7.01%	---	8.01%	523
MSCI Emerging Markets Index			(25.28)%	0.57%	2.18%	---	2.78%

Antero Peak Group
Antero Peak Strategy	5/1/2017	$3,205	(12.69)%	11.34%	18.24%	---	18.53%	718
S&P 500 Market Index			(10.62)%	10.59%	11.30%	---	11.35%
Antero Peak Hedge Strategy	11/1/2017	$921	(11.00)%	8.85%	---	---	11.92%	135
S&P 500 Market Index			(10.62)%	10.59%	---	---	10.57%
EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$13	---	---	---	---	(0.46)%	(56)
ICE BofA 3-month Treasury Bill Index			---	---	---	---	0.10%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$21	---	---	---	---	(2.34)%	150
J.P. Morgan EMB Hard Currency/Local Currency 50-50			---	---	---	---	(3.84)%

Total Assets Under Management		$130,547
______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 12% of our assets under management at June 30, 2022, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $85 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized. The High Income strategy holds loans and other security types that are not included in its benchmark, which, at times, causes material differences in relative performance. The Credit Opportunities strategy is benchmark agnostic and has been compared to the 3-month LIBOR for reference purposes only. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.